Exhibit 10.34

[VMware, Inc. letterhead]

Tod Nielsen

Dear Tod,

We are pleased to offer you a position with VMware, Inc. (the “Company”) as Chief Operating Officer, commencing on January 5, 2009. You will report to Paul Maritz, the Company’s CEO. Your annualized base salary of $600,000 will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will be eligible to participate in the Company’s benefit plans and programs available to our full-time regular employees.

You will be eligible to earn a performance bonus in accordance with VMware’s bonus program as it may be amended from time to time. Currently, you will be eligible to earn a bonus with an annual target of 100% of your annual base salary, on a prorated basis from your date of hire through the end of the applicable bonus period. At this time, eligibility and the amount of the bonus, if any, is based upon your performance and that of the Company.

A one-time sign-on bonus of $120,000, less applicable withholdings and deductions, will be paid to you within 45 days of your start date. If you voluntarily terminate employment on or before the first anniversary of your start date with the Company, you agree to reimburse the net amount of the bonus within 10 days of your termination date.

The Company will also provide you with an executive relocation package which is described in Attachment A. Should your employment with Company terminate voluntarily or with Cause (as defined below) within two years of your starting date with the Company, all relocation reimbursements and payments made on your behalf must be repaid according to the following schedule:

•	Payment in full if the termination of employment occurs within one year of your start date;

•	50% repayment if termination occurs between one and two years of your start date;

•	No repayment is required for termination after two years of your start date.

As a key employee of VMware, a recommendation will be made to the Compensation and Corporate Governance Committee (the “Committee”) of the Board of Directors that you be granted a non-qualified stock option to purchase shares of VMware Class A common stock and restricted stock units as detailed below at an upcoming meeting of the Committee following your date of hire. The vesting, exercise price and other terms of the stock option and restricted stock units, as applicable, will be set by the Committee at that meeting. Any stock option and restricted stock units granted to you will be governed by the terms and conditions of the applicable grant agreement and the VMware 2007 Equity and Incentive Plan. The details of the grant recommendation are as follows:

Stock Options

You will be recommended for a non-qualified stock option to purchase 400,000 shares of VMware Class A common stock. Subject to the terms of the VMware 2007 Equity and Incentive Plan and the stock option agreement, this stock option will vest over four years, with 25% of the shares subject to the option vesting on the first anniversary of the date of grant and monthly thereafter at a rate of 2.0833% of the shares subject to the option. The option exercise price will be equal to the fair market value of VMware Class A common stock on the date of the grant.

Restricted Stock Units

You will be recommended for a grant of 200,000 restricted stock units (the “RSUs”). Subject to the terms of the VMware 2007 Equity and Incentive Plan and the restricted stock unit agreement, these restricted stock units will vest over four years, with 25% of the restricted stock units vesting on each anniversary of the date of grant (the “Grant Date”).

Change in Control

If there is a Change in Control (as defined below), in lieu of any other severance or termination compensation (unless otherwise required by law), 50% of any unvested RSUs (from the recommended grant of 200,000 RSUs, described above) and 50% of any unvested stock options (from the recommended grant of 400,000 shares, described above) will become immediately vested (“Change-in-Control Acceleration”) in the event that:

1. The Company terminates your employment without Cause (as defined below) during the first twelve months after a Change in Control, or

2. You terminate your employment for Good Reason (as defined below) during the first twelve months after a Change in Control.

Definitions

1. For purposes of this offer letter agreement, a Change in Control will be deemed to have occurred if:

(a) any Person (as defined below), is or becomes the Beneficial Owner (within the meaning set forth in Rule 13d–3 under the Securities Exchange Act of 1934, as amended (“the Exchange Act”)), directly or indirectly, of securities of the Company representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with (b) below;

(b) there is consummated a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(c) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this offer letter agreement by virtue of (i) any transaction which results in you, or a group of Persons in which you have a substantial interest, acquiring, directly or indirectly, 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities or (ii) EMC Corporation’s (“EMC”) distribution of the Company’s shares in a transaction intended to qualify as a distribution under section 355 of the Internal Revenue Code of 1986, as amended.

2. For purposes of this offer letter agreement, the occurrence of any of the following shall constitute “Cause,” provided that you have been given notice by the Company of the existence of Cause and, if the existence of Cause is curable, a reasonable opportunity to cure the existence of such Cause:

(a) willful neglect, failure or refusal by you to perform your employment duties (except resulting from your incapacity due to illness) as reasonably directed by the Company;

(b) willful misconduct by you in the performance of your employment duties;

(c) your indictment for a felony (other than traffic related offense) or a misdemeanor involving moral turpitude;

(d) your commission of an act involving personal dishonesty that results in financial, reputational, or other harm to the Company and/or its affiliates and/or its subsidiaries, including, but not limited to, an act constituting misappropriation or embezzlement of property; or

(e) your material violation of VMware’s Key Employee Agreement and/or a material violation of any other VMware policies including but not limited to the Business Conduct guidelines.

The determination of Cause will be made by the Company in its sole discretion.

3. For purposes of this offer letter agreement, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) EMC, the Company or any of their respective subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

4. For purposes of this offer letter agreement, “Good Reason” for termination by you of your employment shall mean the occurrence (without your express written consent) of any of the following:

(a) any materially adverse alteration in your roles, titles, reporting relationship or in the nature or status of your responsibilities;

(b) a material diminution by the Company in your Base Salary (excluding a reduction that also is applied to all other executive officers of the Company and that reduces your Base Salary by a percentage reduction that is no greater than the lowest percentage reduction applied to any other executive officer); or a material diminution by the Company in your aggregate annual bonus target;

(c) the relocation of your principal place of employment to a location more than seventy-five (75) miles from your principal place of employment immediately prior to such relocation; or

(d) a material breach of this letter agreement.

In order for you to invoke a termination due to Good Reason following a Change in Control, as described above, (A) you must provide written notice to the senior officer of VMware’s Human Resources group of your intention to terminate due to such condition within 90 days of the initial existence of such condition and provide VMware with 30 days from receipt of the notice to remedy such condition, and (B) VMware must fail to remedy such condition within the 30 day cure period.”

The Company agrees to provide assistance to you in securing and maintaining authorization for employment in the U.S. in accordance with the terms of our Immigration Policy, a copy of which is included with this letter. You will be asked to sign this document on your first day of employment with the Company. Furthermore, given the nature of your particular immigration situation, the company retains sole discretion to determine what efforts, if any, it will take to secure or maintain your future authorization for employment in the U.S., if and when your permission to work in the U.S. has otherwise lapsed.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

On your first day of employment you will be asked to submit verification of your legal right to work in the U.S., and to sign and comply with our Key Employee Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at VMware, non-disclosure of proprietary and confidential information and compliance with VMware’s Conflict of Interest Guidelines. As a VMware employee, you will be expected to abide by company rules and regulations.

This letter, along with the standard employee agreement, contains all of the terms, promises, representations, and understandings between the parties regarding these matters prior the date hereof. To indicate your acceptance of the terms and conditions set forth in this letter, please sign and date it in the space provided below and return it to me. A duplicate original is enclosed for your records.

This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We are looking forward to having you join VMware.

Sincerely,

/s/ Betsy Sutter
Betsy Sutter
Vice President, Human Resources

ACCEPTED AND AGREED TO this 2nd day of January, 2009.

/s/ Tod Nielsen	Start Date:	1/5/09
Tod Nielsen

Attachment A

TN – Executive Relocation Package Details

Household Goods Shipment	• Packing, Transporting and Insuring (20,000 lbs Cap) • Customary Crating • Appliance Services • Two Automobiles, if over 500 miles • No Bulky Articles • Homeowner: 60 days of storage

Final Move	• For one person • One-Way Economy Airfare if over 500 miles or • Mileage for two cars at current rate, (each car must travel 400 miles/day) • Reasonable meals and lodging

Home Finding Trip	• For one person • Homeowners - 1 Trip (7 days/6 nights) • RT Economy Airfare or mileage for one car at current rate • Meals, Lodging and Rental Car for employee and sig. other

Departure Home Sale Assistance	• SELL SMART!SM Marketing Assistance • Customary Closing Costs (no points/pre-paid) up to 8% of the selling price

Destination Home Purchase Assistance	• BUY SMART!SM Assistance • Must have been homeowners previously • Customary Closing Costs (no points/pre-paid) up to 2% of the purchase price

Misc. Allowance	• $7000

Tax Gross-Up	• Equalization